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                                                                   EXHIBIT 10.2




                 Amendment No. 3 to the Employment Agreement dated April 10, 1992, as amended November 4, 1994, by and between Schuller Corporation (formerly Manville Corporation) (the "Company") and Richard B. Von Wald (the "Executive").

                            W I T N E S S E T H :

                 WHEREAS, Executive currently serves as General Counsel of the Company;

                 WHEREAS, in consideration of Executive's continued employment with the Company the parties wish to amend the Employment Agreement;

                 WHEREAS, in all other respects the Employment Agreement shall remain in full force and effect;

                 NOW THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained, the parties hereto hereby agree as follows:

                 1. Section 9 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

                 "9.      Golden Parachute Tax.  (a)  Anything in this
agreement to the contrary notwithstanding, in the event Executive's employment hereunder is terminated other than for Cause or is terminated for Good Reason within the meaning of Section 8(e) occurring after March 27, 1996 other than merely by reason of the closing of the transaction contemplated by the Agreement and Plan of Merger, dated as of October 25, 1995, by and among Riverwood International Corporation, RIC Holding, Inc., formerly named CDRO Holding Corporation ("Parent"), and CDRO Acquisition Corporation, a wholly owned subsidiary of Parent, or in the event of a Change in Control occurring after March 27, 1996, then:

                          (i)     If it is determined that any payment by the
Company to or for the benefit of Executive, whether paid or payable pursuant to the terms of this agreement or otherwise, (such payment, excluding any payment pursuant to this Section 9, a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then






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Executive shall be entitled to receive from the Company, within 15 days following the determination described in Section 9(a)(ii) below, an additional payment ("Excise Tax Adjustment Payment") in an amount such that after payment by Executive of all applicable Federal, state and local taxes (computed at the maximum marginal rates and including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Excise Tax Adjustment Payment, Executive retains an amount of the Excise Tax Adjustment Payment equal to the Excise Tax imposed upon the Payments.

                          (ii)    Subject to the provisions of Section
9(a)(iii), all determinations required to be made under this Section 9(a), including whether an Excise Tax Adjustment Payment is required and the amount of such Excise Tax Adjustment Payment, shall be made by a nationally recognized accounting firm acceptable to Executive and the Company (the "Accounting Firm"), which shall provide detailed supporting calculations to the Company and Executive within 15 business days of the date of termination of Executive's employment. Except as hereinafter provided, any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination hereunder, it is possible that (x) certain Excise Tax Adjustment Payments will not have been made by the Company which should have been made (an "Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 9(a)(iii) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

                          (iii)   Executive shall notify the Company in writing
of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Excise Tax Adjustment Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                                  (A)      give the Company any information
                          reasonably requested by the Company relating to such claim,






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                                  (B)      take such action in connection with
                          contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                                  (C)      cooperate with the Company in good
                          faith in order effectively to contest such claim, and

                                  (D)      permit the Company to participate
                          in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 9(a)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which an Excise Tax Adjustment Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                     (iv) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 9(a)(iii), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 9(a)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to
Section 9(a)(iii), a determination is made that Executive shall not be entitled






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to any refund with respect to such claim and the Company does not notify
Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Excise Tax Adjustment Payment required to be paid.

             (b) In the event of any other termination of Executive's employment hereunder, notwithstanding any other provision of this Agreement or any other agreement between Executive and the Company or any affiliate, if a reduction in the aggregate amount of payments Executive otherwise would be entitled to receive from the Company or any affiliate, which payments are deemed contingent on a change described in Section 280G(b)(2)(A)(i) of the Code, (the "Contingent Payments") would result in a greater "Net After-Tax Amount", as such term is defined below, then such payments, as Executive shall designate, shall be reduced to provide the greatest Net After-Tax Amount. For these purposes, the term "Net After-Tax Amount" shall mean the net amount of the Contingent Payments after giving effect to all taxes which would be applicable to such payments, including, but not limited to, any tax under
Section 4999 of the Code. The determination of whether any such payment reduction shall be effected shall be made by a nationally recognized accounting firm acceptable to Executive and the Company and such determination shall be binding upon Executive and the Company.

             (c) Notwithstanding anything to the contrary in this Agreement, if, as of the date of Executive's termination of employment, the Offset under the Supplemental Retirement Agreement exceeds the benefit to which Executive is entitled under Section 2 of the Supplemental Retirement Agreement prior to any Offset, as defined therein, then the aggregate payments (including perquisites and benefits) due to Executive, if any, under this Agreement shall be reduced by such excess, except to the extent that such excess shall otherwise be satisfied by the Company's canceling other compensation or other amounts or property due to Executive."

             2. No Waiver of Existing Rights. Executive's continued employment by the Company and the execution of this agreement by Executive shall in no way constitute a waiver by Executive of any right Executive has or may have under his Employment Agreement as of the date hereof.








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             3.      Counterparts.  This agreement may be signed in
counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

             4. Headings. The headings of the sections contained in this agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this agreement.

             IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the 12th day of April, 1996.

                              /s/ Richard B. Von Wald
                              -----------------------------------------
                              Richard B. Von Wald
                              Address:


                              SCHULLER CORPORATION

                              By:    /s/ Todd Goodwin
                                 --------------------------------------
                                 Chairman of the
                                 Compensation Committee

Attest:  /s/ W. T. Stephens
       -----------------------
         Chief Executive Officer






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